Exhibit 20.1

Capital One Master Trust (RECEIVABLES)*

MONTHLY PERIOD: April 2008

1)	Beginning of the Month Principal Receivables:	$43,873,294,547.94
2)	Beginning of the Month Finance Charge Receivables:	$861,772,265.41
3)	Beginning of the Month AMF Receivables:	$50,510,014.88
4)	Beginning of the Month Discounted Receivables:	$0.00
5)	Beginning of the Month Total Receivables:	$44,785,576,828.23

6)	Removed Principal Receivables:	$0.00
7)	Removed Finance Charge Receivables:	$0.00
8)	Removed AMF Receivables	$0.00
9)	Removed Total Receivables:	$0.00

10)	Additional Principal Receivables:	$2,041,951,959.44
11)	Additional Finance Charge Receivables:	$47,157,958.94
12)	Additional AMF Receivables	$3,118,414.76
13)	Additional Total Receivables:	$2,092,228,333.14

14)	Discounted Receivables Generated this Period:	$0.00

15)	End of the Month Principal Receivables:	$45,901,847,644.74
16)	End of the Month Finance Charge Receivables:	$908,134,878.36
17)	End of the Month AMF Receivables	$56,126,624.66
18)	End of the Month Discounted Receivables:	$0.00
19)	End of the Month Total Receivables:	$46,866,109,698.92

20)	Excess Funding Account Balance	$0.00
21)	Adjusted Invested Amount of all Master Trust Series	$38,736,601,283.42

22)	End of the Month Seller Percentage	15.61%

Capital One Master Trust (DELINQUENCIES AND LOSSES)

MONTHLY PERIOD: April 2008

			ACCOUNTS	RECEIVABLES
1)	End of the Month Delinquencies:
	2)	30 - 59 days delinquent	292,025	$538,301,812.84
	3)	60 - 89 days delinquent	198,813	$415,581,654.02
	4)	90+ days delinquent	511,012	$1,096,870,773.31

	5)	Total 30+ days delinquent	1,001,850	$2,050,754,240.17

	6)	Delinquencies 30+ Days as a Percent of End of the Month Total Receivables		4.38%

7)	Defaulted Accounts during the Month		173,805	$285,617,855.54

8)	Annualized Default Rate as a Percent of Beginning of the Month Principal Receivables			7.46%

*For calculation purposes, Beginning of Month Principal Receivables includes Additional Principal Receivables

Capital One Master Trust (COLLECTIONS)

MONTHLY PERIOD: April 2008

			COLLECTIONS	PERCENTAGES

1)	Total Collections and Gross Payment Rate**		$8,689,886,159.29	18.54%

2)	Collections of Principal Receivables and Principal Payment Rate		$7,839,612,573.38	17.07%

	3)	Prior Month Billed Finance Charges and Fees	$599,351,445.68
	4)	Amortized AMF Income	$30,164,557.23
	5)	Interchange Collected	$137,255,305.25
	6)	Recoveries of Charged Off Accounts	$90,985,220.39
	7)	Collections of Discounted Receivables	$0.00

	8)	Collections of Finance Charge Receivables and Annualized Yield	$857,756,528.55	22.42%

Capital One Master Trust (AMF COLLECTIONS)

MONTHLY PERIOD: April 2008

1)	Beginning Unamortized AMF Balance			$153,034,267.18
	2)	+ AMF Slug	$9,749,142.72
	3)	+ AMF Collections	$22,681,614.59
	4)	- Amortized AMF Income	$30,164,557.23
5)	Ending Unamortized AMF Balance			$155,300,467.26

**Total Collections and Gross Payment Rate is calculated as a Percent of Beginning of Month Total Receivables which includes Additional Total Receivables